EXHIBIT 10.5

PREVIEW SYSTEMS, INC.

OFFICER RETENTION, SEVERANCE, OPTIONS GRANT, AND ACCELERATED
VESTING AGREEMENT

Name:   Roger Rowe                                                               Date:   April 3, 2001

             Preview Systems wishes to provide you with an incentive to continue in the service of the Company through certain potential transactions and for a reasonable period of time thereafter.  If you wish to receive the benefits of the Retention Bonus, Severance and Accelerated Vesting Agreement, please sign the bottom of this letter indicating your acknowledgement and agreement to the terms described in this letter, and return it to HR no later than 5:00 p.m. on April 10, 2001.

Retention Bonus Amount:

Lump sum payment equal to six months of your base salary plus 50% of your target bonus for this year, reduced by applicable withholding taxes.

Severance Amount:

Lump sum payment equal to three months of your base salary plus 25% of your target bonus for this year, reduced by applicable withholding taxes.

Options Grant:  50,000 shares of Preview Systems common stock at a price per share of $2.6562

Accelerated Vesting:

•            100% of  new grant

•            50% of previously unvested options or unvested stock subject to repurchase

Conditions for Receipt of the Retention Bonus:  You will receive the Retention Bonus if

One of the following circumstances applies to you:
•	You continue in the active full time employment of Preview on the Retention Bonus payment dates specified below; or

•	You are terminated from your employment by Preview other than for cause before July 31, 2001.

And you meet each of the following conditions:
•	You maintain the confidentiality of this Retention Bonus offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) within the time frame described on the release.

Payment of Retention Bonus:

Half of the Retention Bonus shall be paid on June 30, 2001, and the remaining half shall be paid on July 31, 2001.

Conditions for Receipt of the Severance Amount:

•	Your employment with the Company is terminated by the Company other than for cause, and other than on account of your commencement of employment with an acquiring company.

And you meet each of the following conditions:
•	You maintain the confidentiality of this Severance offer.

•	You sign and return a general release of claims in a form provided by Preview Systems (a copy of which is attached) within the time frame described on the release.

Condition for Receipt of Accelerated Vesting:  You will receive the Acceleration of Vesting on the earlier of the following events:

•	You are employed by the Company immediately prior to the closing of a transaction involving the sale of substantially all of the Company’s assets or the acquisition of more than 50% of the voting shares of the Company’s stock.

•	Termination of your employment other than for cause, and you sign and return a general release of claims.

Preview Systems, Inc.

By:

Title: President & CEO

ACKNOWLEDGED AND ACCEPTED:

Date: